Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-265799, 333-218244, 333-187928 and 333-286216) on Form S-8 of Tecogen Inc. ("the Company") of our report dated March 19, 2026, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 19, 2026